Exhibit 99.1

Cynapsus Therapeutics Obtains Final Court Order and HSR Waiting Period Expires for Plan of Arrangement with Sunovion Pharmaceuticals

TORONTO - October 18, 2016 – Cynapsus Therapeutics Inc. (“Cynapsus”) (NASDAQ:CYNA) (TSX: CTH), a specialty central nervous system pharmaceutical company developing a fast-acting, easy-to-use, sublingual thin film for the on-demand management of debilitating OFF episodes associated with Parkinson’s disease (“PD”), is pleased to announce that it has obtained a final order from the Ontario Superior Court of Justice approving the previously announced plan of arrangement (the “Arrangement”) with Sunovion Pharmaceuticals Inc. In addition, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired with respect to the Arrangement.

Receipt of the Final Order and the expiration of the HSR waiting period satisfy two of the conditions to the closing of the Arrangement, which remains subject to other customary closing conditions. Cynapsus expects that the Arrangement will be completed on or about October 21, 2016.

About Cynapsus

Cynapsus is a specialty central nervous system pharmaceutical company that has been developing a fast-acting, easy-to-use, sublingual thin film for the on-demand management of debilitating OFF episodes associated with PD. For additional company information, please visit www.cynapsus.ca.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities laws, including, without limitation, Cynapsus’ expectation relating to the closing date of the Arrangement. These forward-looking statements include information about possible or assumed future events or results of Cynapsus’ business, products, plans and objectives. These forward-looking statements are based on current expectations and beliefs and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ from those anticipated in such forward-looking statements as a result of risks and uncertainties, and include, but are not limited to, the timing of the completion of the Arrangement, and those factors identified under the caption “Risk Factors” in Cynapsus’ Form 10-Q for the quarter ended June 30, 2016 filed with the United States Securities and Exchange Commission (the “SEC”) on August 10, 2016, and its other filings and reports in the United States with the SEC available on the SEC’s web site at www.sec.gov, and in Canada with the various Canadian securities regulators, which are available online at www.sedar.com. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and Cynapsus has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes or otherwise, except as required by law.

Additional Information and Where to Find It

Further information regarding the Arrangement is contained in an information circular that Cynapsus has prepared and mailed to its securityholders. Securityholders may obtain a copy of the arrangement agreement, information circular and other related materials at www.sec.gov and www.sedar.com.

This press release is for informational purposes only. It does not constitute an offer to purchase securities of Cynapsus or a solicitation or recommendation statement under the rules and regulations of the SEC or other applicable United States laws.

Contact Information

Company Contact:

Kristen Galfetti

Vice President, Investor Relations

(416) 703-2449 x246

kgalfetti@cynapsus.ca

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